Exhibit 99.2

CHRISTOPHER & BANKS CORP

Moderator: Joe Pennington

04-09-03/4:00 pm CT

Christopher & Banks Corporation

4TH QUARTER EARNINGS RESULTS

April 9, 2003

4:00 pm CT

Conference Coordinator:             Welcome to the Christopher & Banks Fourth Quarter Earnings Conference Call.

During this presentation, all participants will be in a listen-only mode.  Afterwards, you will be invited to participate in the question and answer session.

At that time, if you have a question, you can press the star-1 on your touchtone phone.

As a reminder, this conference is being recorded.  I would now like to turn the conference over to Ms. Cara O’Brien of FD Morgen-Walke.  Please go ahead, ma’am.

Cara O’Brien:                                                                         Thank you, operator.  Good afternoon everyone, and thank you for joining us to discuss Christopher & Banks’ fourth quarter results.

Christopher & Banks’ earnings release was sent out after the market closed today, and if for some reason you’ve not received the copy please call our offices at (212) 850-5776, and a copy will be faxed to you immediately.

Joining us on the call today to discuss the quarter’s results are Bill Prange, Chairman and Chief Executive Officer, Joe Pennington, President and Chief Operating Officer, and Andrew Moller, Chief Financial Officer.  After

management has made their formal comments, we will open up the call to Q&A.

Before we begin, however, I’d like to remind you that some of the comments made on the conference call, as either prepared remarks or in response to your questions, may contain forward-looking statements that are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995.  Such information is subject to risks and uncertainties that could cause actual results to materially differ from such statements as described in the press release and in Christopher & Banks’ most recent annual report on Form 10K filed with the SEC.  And we direct all listeners to that report.

The information contained in this call is accurate only as of the date discussed.  Investors should not assume that the statements made in this call remain operative at a later time.  And finally, Christopher & Banks undertakes no obligation to update any information discussed in this conference call.  Now, I’d like to turn the call over to Bill Prange, Chairman and Chief Executive Officer.  Bill, please go ahead.

William Prange:                                                             Thank you, Cara.  Good afternoon everyone, and thank you for joining us today to discuss our fourth quarter results.  Joining me on this call this afternoon are Joe Pennington, who will provide an overview of operations during the quarter, and Andy Moller, who will then discuss our fourth quarter and full year financial results in greater detail.  Following our comments, we’ll open the call to questions.

There’s no doubt that fiscal 2003 presented us with a challenging retail environment.  Despite the difficult economic conditions and heavily promotional retail environment, we are pleased that net sales for the year rose

23% to $338.8 million, and our comparable store sales increased 1% for the year.  Net income grew to a record $38.5 million, a 17% increase over last year, or $1.45 per share.  For the fourth quarter, net sales increased 15% to $95.4 million.  We were able to achieve a slight increase in net income to $10.5 million, or 40 cents per share for the quarter, despite a 6% decline in comp store sales.  Joe and Andy will talk more about the fourth quarter highlights, including our conservative inventory management, solid balance sheet, and plan for continued solid growth in both Christopher & Banks and CJ Banks.

I’d like to reemphasize our commitment to protecting the integrity and value of the Christopher & Banks and CJ Banks brands.  We’ve invested a great deal of time and effort in establishing our brands, and we feel we’ve been able to navigate through the aggressive promotional environment without diminishing the image of quality and value they project to our customers, helping us to achieve an operating margin for the year in excess of 18% — among the highest in specialty apparel retailing.  We remain committed to our customer and to delivering high-quality, differentiated merchandise to her.  And now I’ll turn the call over to Joe.

Joe Pennington:                                                          Thanks, Bill, and good afternoon.  As Bill mentioned, our total fourth quarter sales increased by 15% to $95.4 million, while comp store sales slipped 6% during the quarter.  By month, we saw our December comps dip 2%, January decreased by 9%, and February dropped 10%.  The promotional retail environment took its toll during all three months of the quarter, as did the continued poor economic news and unemployment news, contributing to lower comps across all geographic boundaries.

Looking at it geographically, our best-performing areas during the fourth quarter included the Mountain States and the Pacific Northwest, along with Maryland, Kentucky, and Virginia.  The Plains States, straight across to the Ohio valley, experienced mostly consistent high single-digit declines during the quarter, with no single geographic pocket performing more adversely than any other.

During the quarter, we saw the number of transactions in an average store fall by 3%, reversing the third quarter trend that saw a pickup of 2% in transactions in an average store.  Dollars per transaction during the quarter were also down 3%, and combined with that 3% transaction decline, were equal components in our 6% comp store decline.

Units per transaction were flat with last year.  The decline in dollars per transaction was the result of lower selling retails and was predominantly a function of a slight shift in the mix of goods sold during the quarter.  In percentage terms, our greatest areas of growth during the fourth quarter was the bottoms area, with both denim and other fabrications contributing.  Within this area, casual pants and both blue denim and colored denim were very strong.  And early receipts of Capri’s performed very well.  Woven tops, dresses, and sweaters had the lowest percentage growth among the merchandise categories.  Across all sportswear categories, novelty continued to dominate our assortments and our sales.  As a percentage of total sales mix, bottoms, denim, and knit tops all increased slightly in importance, while woven tops, dresses, and sweaters declined slightly.

For the full year, our comp store sales were +1%, and our sales per square foot declined by 1% compared to last year: $253 per square foot this year compared to $256 per square foot last year.  Transactions per store, units per transaction, dollars per transaction, and the selling price per unit were all virtually flat for the full year of fiscal 2003 compared to fiscal year 2002.

Turning to inventory, for the quarter, our overall inventory turnover was 1.2 turns, which was on par with last year’s fourth quarter turnover.  And our turnover for the full year this year was 4.7 turns, again equal to last year’s inventory turn.  We entered fiscal 2004 with an extremely clean inventory and with less in-store inventory than we had on hand a year ago.  The percentage of old inventory, which we define as inventory over 120 days old — or in this case, November and prior receipts — was less than 1% of total inventory at the end of the quarter.  Despite the late deliveries we experienced last November, as a result of the work stoppage at the West Coast docks, we were still able to clear all pre-December inventories to the point where we have less than 1% inventory over 120 days old.

Our total inventory, including in-transit, is 27% higher than last year, while our store count is 25% greater than a year ago.  On a per-store basis, total inventory is 1.8% higher than last year — all of these increases are in the in-transit portion of inventory, and reflects a shift in receipt plans from the prior year’s actual receipt pattern.  On an in-store basis, average store inventory at the end of the fourth quarter is 9.1% below last year’s average in-store inventory position at the same period.  We feel quite positive about the freshness and cleanliness of our current inventory position and believe the continued approach of conservatively managing our inventory and our open-to-buy position will allow us to respond to any positive signs in our business, while continuing to protect the integrity of our pricing structure and brands by avoiding the need for participation in aggressive promotion.

Looking at store growth, we opened no new stores in the fourth quarter and closed one store at yearend.  During the full year, we opened 94 new stores and closed a total of seven stores, bringing our yearend total to 438 stores — 92 CJ Banks and 346 Christopher & Banks.  Of the 94 stores opened, 58 were Christopher & Banks stores and 36 were CJ Banks.

All seven stores closed were Christopher & Banks stores.  Eleven stores — eight Christopher & Banks and three CJ Banks — opened in March, bringing the current total to 449 stores in operation at the end of March.  Including those 11 stores, which we’ve already opened, we expect to have 34 new stores online in the first quarter, 30 in the second quarter, and 36 in the third quarter, for a total of 100 new stores this year.  Substantially all of these leases are signed or approved, with leases in the final stages of preparation.

Of these 100 new locations, 70 are Christopher & Banks and 30 CJ Banks, which will bring our yearend total at fiscal ‘04 yearend to 122 CJ Banks and 416 Christopher & Banks stores, a total of 538 stores in operation.  We probably will close three or four stores during the course of the year, as we have over the past several years ending with approximately 535 stores.

For fiscal year ‘05 and ‘06, we’re anticipating approximately 20% new store growth each year, or about 105 new stores in fiscal year ‘05 and 125 new stores in fiscal year ‘06.  For the current year, approximately 40% of our new locations, or about 40 of those 100 stores will be in six states: Tennessee, Missouri, North Carolina, Pennsylvania, Wisconsin, and Michigan.  Missouri, Wisconsin, and Michigan will see the greatest percentage of CJ Banks growth; Tennessee, North Carolina, Pennsylvania will have the greatest growth in Christopher & Banks locations.

And now I’ll turn the call over to Andy.

Andrew Moller:                                                            Thanks, Joe.  Again, total sales in the fourth quarter increased 15% to $95.4 million.  Same store sales declined 6%.  Stores opened in fiscal 2000, 2001, and 2002 had a mid single-digit decline, with performance being fairly consistent among years and by concept.  The mature base had a high single-digit decline.  Our external gross margin for the quarter declined by 300 basis points, with occupancy costs showing 200 basis points of negative leverage.  Selling and general and administrative expenses increased to $20.9 million, from $18.6 million last year.

We did gain approximately 60 basis points of positive leverage.  This primarily resulted from having less than $100,000 of bonus expense this year versus $1.7 million last year.  Operating income was 17.4% of sales.  While down from last year, this return was among the highest in the industry.  Net income increased to $10.5 million or 40 cents per diluted share.  For the year, total sales increased 23% to $338.8 million, while same store sales increased 1%.  The mature base of pre-fiscal-2000 stores had a low single-digit decline, while the fiscal 2000, 2001, and 2002 stores had a low single-digit increase.

Our external gross margin for the year declined by 70 basis points with an increase in merchandise margin being offset by 140 basis points of negative occupancy leverage.  SG&A expenses had 40 basis points of negative leverage.  Operating income as a percent of sales was 18.2% compared to 19.5% last year.  Our full year tax rate was 38.4%.  In fiscal 2004, we anticipate a tax rate slightly above 38.5% as the result of the mix of states in which we’re opening new stores.  Net income for the year increased 17% to $38.5 million, or $1.45 per diluted share.  With regard to the balance sheet, cash and short-term investments was $64.1 million compared to $40.9 million last year.  For the year, we had approximately $21 million of capital expenditures.  In fiscal 2004 we anticipate capital expenditures will be approximately $25 million.  Total inventory was $24.1 million compared to $19 million last year.  At the end of the year, we had approximately 1,492,000 square feet this year, compared to 1,190,000 square feet last year.  Inventory per square foot was $16.18 this year compared to $15.97 last year.  To date, we’ve purchased 1,072,000 shares of common stock under our stock repurchase program at a total cost, including commissions, of $17,274,000 or $16.11 per share.  Now, we’ll turn the call back to our moderator to take questions.

Conference Coordinator:             Okay.  Thank you.  Ladies and gentlemen, at this time, if you have a question, you will need to press the star and then 1 on your touch-tone phone.

Your questions will be taken in the order they are received.  If your question has already been answered, you may remove yourself from the queue by pressing the pound key.

Also, if you’re using a speakerphone, please pick up your handset before pressing the buttons.  And one moment, please, while we queue up our first participant.

Our first question today comes from (Margaret Whitfield) from Brean Murray.  Please go ahead.

 (Margaret Whitfield):                            Yes, good afternoon.  I wondered if Bill could comment on the sweater business.  Until last September, sweaters were always one of the better businesses.  And starting in September, bottoms moved up into the Number 1 position.  I wondered if you could comment on what you expect for the sweater business — how that may change as a percent of your total sales.  And I have a few others after that one.

William Prange:                                                             Last fall, obviously, was a tough sweater season.  We did not obviously do as good a job as I’ve think we’ve done in the past fall seasons with sweaters.  But going forward, I see a lot of newness which we didn’t see for last fall.  We have a lot of newness going forward that we’ve executed already.  Programs are in place, and I’m expecting much better performance this fall than last fall in sweaters.

(Margaret Whitfield):                               And how is the spring season going regarding the sweater business?

William Prange:                                                             Well, as you get past January, February, and March, the sweater business goes down dramatically as far as being the driver of the company, if you will.  But again, we didn’t have the newness that we’re seeing in some stores that we shop for direction that we’ll have next year.  So I’m expecting a much better cycle in sweaters going forward.

(Margaret Whitfield):                               Okay.  And could you comment on the outlook for gross margins going forward?

Andrew Moller:                                                            This is Andy.  In terms of detailed guidance at this point, because we’re only one month into the quarter we’re still going to stick with the guidance that we gave in our press release when we announced the February sales.  And we really only spoke to same store sales projections by quarter and earnings for the first half and the second half.  So at this point, it’s too early for us to give any additional detailed guidance on components.

Joe Pennington:                                                          This is Joe; I’d just like to chime in.  Even though we said that bottoms in percentage terms have been the largest growth area within the company in the fourth quarter, sweaters are still by far the dominant category.  If you look at growth dollars, it still generated more of an increase in dollars than the bottoms area did.  So it’s still the largest department during that period of time.

(Margaret Whitfield):                               And two other small questions.  Could you comment on how the Florida stores are doing and on SARS, and what contingency plans you might have regarding your sourcing — how exposed you are with sourcing partners in that part of the world?

Joe Pennington:                                                          Sure.  Let me do Florida first, and I think Bill will comment on SARS.  As far as the four Florida stores are concerned, they opened in October and November of last year, and we said we need to get a full year before we’re really ready to make a determination on them.  However, certainly, the spring of the year is one of the stronger time periods for those stores.  And we have seen - of the four stores that we have, one of the four, as of this point in time, exceeding our expectations during the spring timeframe.  One, I would characterize as being well below our expectations, and the other two slightly off our expectations.  So, it really is way too early for us to make any kind of a firm judgment about them.  But certainly, we’ve seen a mix among those four stores as to how they’re performing.  And some of the things we’ll be looking at are their differences by type of mall, geography, tourist business versus resident business, and some of those types of things.  And we’re not really clear yet on what all of those patterns are.

(Margaret Whitfield):                               Where’s the store that exceeding versus the one that’s below plan?

Joe Pennington:                                                          The Port Charlotte store is actually the one that’s doing the best of the group at this point in time.

William Prange:                                                             (Margaret), Bill again.  On SARS, I email everyday with our people over there.  And no one is sick to our knowledge at this point.  By far, our three largest factories in China are really self-contained cities.  And they have an American hospital and a Chinese medicine hospital right on the premises.  Nobody is leaving the factories, and no one is going into the factories at this time.  So right now we’re 100% clear of any problems.  And I don’t think it’s going to affect us too badly because, like I said, these are self-contained cities.  The food, everything is in the factory.  The only thing that comes in is raw materials; the only thing that goes out is the finished product.

(Margaret Whitfield):                               And what cities are they located?

William Prange:                                                             They’re in Guangdong province where the outbreak first started.  We have one in Long Kong, which is a short distance away.  But so far, everybody that we know is fine.

(Margaret Whitfield):                               Okay.  Thank you.

Conference Coordinator:             Our next question comes from (John Zolidas) from Buckingham Research.  Please go ahead.

(John Zolidas):                                                                Hi, guys.  Just one quick thing on the balance sheet, I wonder if you could talk about the increase in payables?

Andrew Moller:                                                            The increase in payables really relates just to a piece of our inventory where we do have payable terms.

(John Zolidas):                                                                Which means?

Andrew Moller:                                                            Most of our inventory is paid for prior to receipt.  What’s recorded now as a payable was not paid at the point of shipment.

(John Zolidas):                                                                Okay.  And with regard to the inventory, you gave us the in-transit versus the in-store numbers, which is helpful.  Does the increase in the in-transit component reflect just greater caution after the dock strike, and is that something we should expect to see on the balance sheet every quarter until we anniversary that?

Joe Pennington:                                                          This is Joe.  In part, it does.  We’ve got to factor in the Easter shift.  To some extent, since Easter is a little bit later, there’s less in-store at the end of February and a little more in-transit at that point.  And also we are just shifting how we wanted to receive the color story versus how it was received last year.

(John Zolidas):                                                                Okay.  So, it’s more of the calendar shift than anything having to do with the dock strike situation.

Joe Pennington:                                                          Yes, it is.  Definitely.

(John Zolidas):                                                                Okay.  And just one tiny detail question on the share count for the quarter, did that include any of the buyback activity?  Any impact in the result included there, or is that all just because of the lower share price?

Andrew Moller:                                                            We started the buyback on February 7, so we were fairly aggressive in the early part of the buyback.  There is certainly some impact on the fourth quarter because of the buyback that was done in early February.

(John Zolidas):                                                                Okay.  So what kind of share counts should we use going forward?  And then also if you could comment on the difference in the tax rate in the fourth quarter versus last year?

Andrew Moller:                                                            Going forward, if you use about 25.5 million, it should be fairly close.  With regard to the tax rate during the year, we accrued at 38-1/2%.  For the full year our rate was 38.4%.  So, given that we’re opening in a lot of different states and there’s apportionment issues involved, it’s hard to estimate it much closer than that.  Basically the fourth quarter is where it’s adjusted to actual.  Next year, because of the states that we’re going to go into, our projections are for a tax rate slightly above 38.5%.

(John Zolidas):                                                                Okay, great.  Well, I’m certainly happy to see that better than expected number in March, and I hope you guys can keep it up.

Conference Coordinator:  Our next question comes from the line of (Robin Murchison) from (Hibernia South Coast).  Please go ahead.

(Robin Murchison):                                       Okay, just a few questions here.  First of all, how prepared is your inventory mix, if it’s the right question, in terms of trying to deal with this awkward weather pattern that we have going into April, i.e., does your merchandise mix still transition, or are you completely cottons and summery outfits at this point?

William Prange:                                                             (Robin), it’s Bill.  The composition of the inventory is based on a typical March-April weather pattern.  So, to the degree that there are abnormal weather patterns, we wouldn’t be prepared.  But certainly we have plenty of clothes that could we worn in the climate that we have.  We’re not all tank tops and short shorts.  And we’re seeing good selling in a lot of seasonal merchandise, so I’m not begging off with the weather.

Joe Pennington:                                                          Weather is also variable geographically.  For example, in Minneapolis, last year in the month of April, we had 21 inches of snow.  This year we probably have two so far.  So although other parts of the country may be getting more winter than they’re used to, there are parts of the country that are getting less winter than they had a year ago.  Some of those things maybe don’t balance out within the given months necessarily, but they’ll certainly balance out within the season.

(Robin Murchison):                                       Well, would it be fair to say that at this point in time on a comprehensive basis, that the weather patterns are not too surprising or too unseasonable for you guys in your core markets?  Is that fair to say?

William Prange:                                                             Overall weather patterns have not been that unusual.

(Robin Murchison):                                       Okay, thank you.  And then, secondly, I just wanted to see if you could comment on the pulse of your customer with regard to Iraq and the economy.  Of those two items, which is more impactful to her in your opinion in terms of her spending and being out in the marketplace?

Joe Pennington:                                                          In our opinion, it would certainly be the economy.  It’s still a two wage earner family.  We’re talking about a target customer who is a teacher or a nurse who is looking at state budget deficits and looking at potential state tax increases and looking at potential state layoffs and becoming worried for the first time in years about her own possible unemployment or her husband’s.  And that is certainly weighing much more heavily on her mind than the more short-term impact of what’s happening in Iraq.

(Robin Murchison):                                       Joe, talking about the economy, has it gotten worse over the past 12 months, or is it about the same?

Joe Pennington:                                                          For our customer, it’s gotten worst over the last 12 months.  Because it really wasn’t until you started to get into the fall election cycle that suddenly you started hearing as much as you did about the state budget deficits, and that’s one of the things that does impact our customer.

(Robin Murchison):                                       Now it’s the issue that won’t go away.  All right, thank you very much and good luck in April.

Conference Coordinator:             Our next question comes from the line of (Lauri Brunner) from RBC Capital Markets.  Please go ahead.

(Lauri Brunner):                                                            Hi.  Thanks very much.  I wanted to piggy back off of (Margaret)’s question.  Bill, I think you had addressed this.  On the sweaters, you talked about seeing more newness.  Bill, if you will be a little more specific on how you define newness.  Are you talking about more novelty, more patterns, more themes, or are you talking fabrication?

William Prange:                                                             Well, I’m talking about all of things you just mentioned, but I really wouldn’t want to say exactly what we’re talking about, because I wouldn’t want to tip my hand to any of my competitors.  But if you follow the inventory in the store, you can see that a lot of our merchandise is very similar in fashion content to the year before.  And that’s basically because the customer tells us she wants that.  We really haven’t seen a lot of newness other than in bottoms where you had the Capri’s that came on very strong approximately two years ago and last year.  There hasn’t been anything in sweaters that’s really been new and exciting and fun.  Going forward we’re seeing some things that are new, exciting and fun.  We think they’ll translate well to our customer.

(Lauri Brunner):                                                            Okay.  And then in regard to SARS, are you guys in a contingency planning mode there?  Do you have some backup plans that you have in case this situation gets a whole lot worse?

William Prange:                                                             It’s Bill again.  I don’t like doing business over email and sending things back and forth.  It’s better to sit down at the table and do it.  But I’ve been doing this with the same guys over there for 15 to 18 years.  They know pretty much what we want.  We’re very well covered over there, and I think we’re in a lot better position than most retailers.

(Lauri Brunner):                                                            Okay, very good.  And then, on an inventory-per-store basis, I think you guys mentioned you were down about 9% on a per-store basis, if I caught that number right, Joe and Andy.  Would we expect that number to start creeping up a little bit in Q1, and where could we eventually see that number move to?

Joe Pennington:                                                          This is Joe.  The 9% below last year is as of the end of the quarter which is an average in-store inventory number.  But total inventory with the in-transit in it on an average store basis was up.  I think it was 1.8% over last year.  So, yes, certainly you would begin to see that number grow from the minus 9%.  But we are going to be aggressively conservative in terms of how we manage the open to buy and in terms of how we manage that inventory level.  We do not want to get ourselves into a position where we’re forced to participate in promotions that would threaten the integrity of our pricing structure and threaten the customer’s perception of the value of our brand.  And we will watch inventory very closely as a result of that.  It does not mean that we’re not in position to take advantage of any up tick in business.  We do have open to buy dollars available to us.  We have the ability to source pretty quickly, and we certainly have the ammunition to do more business than we’re planning to do at this stage of the game.

(Lauri Brunner):                                                            Can you comment on merchandise margins and what you’ve seen there in terms of trends for the first quarter to date?

Andrew Moller:                                                            Lauri, with us only having completed March, which is the first month in the first quarter and the least important of the three months, it’s too early for us to make any additional comments.

(Lauri Brunner):                                                            Okay, last question.  In terms of some of the tests that you guys are doing, I wish I was tall enough to fit into some of the tall items you have in the store.  How is that test going?  Would you care to comment on that.

William Prange:                                                             As far as the tall’s or the different lengths in bottoms, I don’t have the numbers in front of me.  I do know that the tall’s have been selling fairly well.  I don’t have the exact numbers in front of me but it certainly is a program that we will probably expand in other areas.

(Lauri Brunner):                                                            Okay.  Thanks, guys.  Good luck.

Conference Coordinator:             Once again if you would like to ask a question.  Please press star 1 on your touchtone phone.  Our next question is from (Christina De Marvel) from Sidoti.  Please go ahead.

(Christina De Marvel):                          I guess I got lost in the queue there.  Andy, I just wanted to go back.  I know you broke down the composition of the gross margin for the year.  I didn’t catch if you did that for the fourth quarter?

Andrew Moller:                                                            For the fourth quarter, when we had a 300 basis points decline, 200 basis points of it was negative occupancy leverage.

(Christina De Marvel):                          Okay.  And can you talk about the balance between IMU and mark downs?

Joe Pennington:                                                          A slight increase in IMU and also a slight increase in mark downs were offsetting.

(Christina De Marvel):                          Okay, fair enough.  Another house keeping question.  In terms of the inventory turn, you threw out some numbers, can you tell me what the turn was for the fourth quarter of last year?

Joe Pennington:                                                          Yes, it was the same, 1.2 for both quarters, both this year and last year.

Joe Pennington:                                                          And the same for the year as well, 4.7 for this year and 4.7 for last year.

(Christina De Marvel):                          Okay, more broadly, getting back to the events of the fall last year, I am sure there’s a balance between driving purchasing economies of scale and limiting dependence on key suppliers.  I’m wondering, are you contemplating any potential sourcing changes or even logistics changes given the difficulties of last year?

Joe Pennington:                                                          We do source in more than one place, we bring almost everything in from the Orient with 95% from the Orient, approximately 65% is from China, Hong Kong and Macau.  The short answer is no.  We are really not contemplating major changes in where we source from.  Canada as a supplier has increased slightly for us, but Mexico has declined.  Indonesia has probably declined with a little bit more going into China.  So, there are some minor shifts, but the bulk of our group is still going to come from Hong Kong, China and Macau.  Number one, we would not certainly anticipate that we are going to have a work stoppage in the West Coast ports every year.  UPS had a strike five years ago and hasn’t had one since.  They went through contract negotiations last August and didn’t have any difficulties.

Certainly we would have other contingency plans in place if we face a contract showdown again at the West Coast ports.  We probably would have to use more air freight.  We probably would ship goods with longer lead times through the canal and the East Coast ports.  But we don’t really anticipate any major shifts in where we source from.

(Christina De Marvel):                          Okay, you pointed out a couple of times that clearly your margin in the operating line are industry leading and very strong in spite of the many challenges in the fourth quarter.  Can you talk about when comps turn positive?  What you think is feasible in terms of long-term margins and what your goals might be there?

Andrew Moller:                                                            Well the last two years, we were above 19% when we had stronger positive comps.  If that were to return, those margin levels are probably achievable again.

(Christina De Marvel):                          Do you see any particular opportunities either in expenses or in terms of the gross margin or sourcing that you might be able to at least give general comments about?

William Prange:                                                             Bill.  The most dramatic thing on the horizon is the elimination of quota in 2005.  Other than that, business is still very tough in the Far East.  There’s a lot of over capacity, so we can probably squeeze a little more in terms of favorable pricing.  But I don’t think we’re going to see a tremendous change until 2005.

(Christina De Marvel):                          Okay.  And then just one last question.  In terms of the new stores, can you talk about how they performed relative to the plan and if you’re still targeting the same four-wall revenue number in year one?

Andrew Moller:                                                            Yes.  For the stores we’re opening in fiscal 2004, we’re targeting $725,000 of sales in the first full year.  Taking into account, about $20,000 of start up costs which are expensed as incurred we are targeting around 12% operating income as a percent of sales.

(Christina De Marvel):                          Okay.  And can you talk about how stores opened in the most recent year (might have) performed relative to that bogie?

Andrew Moller:                                                            As a whole our stores that we opened in fiscal 2003 were roughly on our plans for the year.

Conference Coordinator:             Once again, if you would like to ask a question, please press star 1 on your touchtone phone.  And we have a follow-up from (John Zolidas) from Buckingham Research.  Please go ahead.

(John Zolidas):                                                                I just wanted to ask a follow up on the Florida stores, wondering if you need the Florida test to work in order to keep up the growth rate that you’ve given us for the next two years or if you can still find enough room to open up those new stores even if you decided this time that Florida is not right for Christopher & Banks?

Joe Pennington:                                                          Yes, the projections we’ve given in the past are 550 plus Christopher & Banks stores and up to 400 CJ Banks stores, so that’s 950 in total.  Those projections do not include any stores in Florida at all.  So we can certainly achieve the growth plans that I outlined earlier, the 100 stores this year, the 20% growth in the next two years which is 105 in fiscal 2005 and 120 or 125 in fiscal 2006.  Those plans can be achieved without our ever going into Florida.

Conference Coordinator:             And we have a follow-up from (Margaret Whitfield) from Brean Murray.  Please go ahead.

(Margaret Whitfield):                               Well since you haven’t opened the New Jersey store yet and I’d like to follow-up on (Lauri)’s question.  Could you discuss further the test that you referred to, the tall lengths and are there other tests out there?

William Prange:                                                             This is Bill.  We’re doing different lengths on pants for different customers as well as different fits.  And obviously we’ll just let the customer tell us, which one she prefers.

(Margaret Whitfield):                               How many types of length do you have and what kinds of fits?

William Prange:                                                             We have three kinds of three lengths; short, medium and tall, and it depends on if it’s a trouser or a five-pocket jean-body.

(Margaret Whitfield):                               Okay and the fits?

William Prange:                                                             Well, they’re all easy-care, easy-wear type fits.  Some are higher on the waist, some are lower on the waist.  Pants are the toughest part of the business by specs because every woman’s body has a different fit.  With sweaters if you’re a medium, you’re a medium and they all fit you.  We’re trying to cater to that customer so she also gets pants that fit her perfectly.

(Margaret Whitfield):                               Any other test around the corner that you could comment on?

William Prange:                                                             No, just the usual fashion.  Test to find out what she prefers and in what colors.

(Margaret Whitfield):                               What looks good for spring, what colors and themes are working?

William Prange:                                                             I wouldn’t really call them themes, but cropped pants are working well and best color is yellow.

(Margaret Whitfield):                               And I was wondering why you picked a few of the states that you’re going to focus on.  For example, Missouri, Tennessee, what lead you to focus on those states?

Joe Pennington:                                                          Well, it’s two fold.  Number one, we always try to repeat openings where we have our best successes.  We are very successful in all the states that I mentioned.  And number two, it’s the opportunity, if you look at Virginia, and you look at Tennessee, there are not a lot of stores there obviously, so we have a lot of room for growth.  We’ve been very successful where we have opened.  So, that’s why the concentration there.  Pennsylvania is one of the most successful areas we have and it’s worked certainly for both Christopher & Banks and CJ Banks, so we’re opening there.  Wisconsin and Michigan, we’re doing a lot of CJ Banks in those areas because they’ve been very successful for Christopher & Banks as well as for CJ Banks.  Missouri, the same way, St. Louis is one of our strongest markets.

Conference Coordinator:             Our next question is from (Brandon Wingkler) from (JLF Asset Management).  Please go ahead.

(Jeff Feinberg):                                                                Hi, good afternoon.  Actually it’s (Jeff Feinberg).  Congratulations guys on managing the business very well in a tough environment?

(Jeff Feinberg):                                                                Just had a quick question, forgive me if you covered this, I got on the call a smidgen late.  You did a terrific job in particular on SG&A, I just wanted to get the flavor of which areas of SG&A you were able to impact the most to actually get leverage on the negative six-comp?

Andrew Moller:                                                            What we indicated was that bonus expense was less than $100,000 in the fourth quarter of this year compared to about $1.7 million last year, so that expense is tied to performance and certainly if performance is not as strong then the bonus expense is not as large.

(Jeff Feinberg):                                                                Okay.  So it’s a one point, I guess, six million dollar delta year-over-year, which would have been about 170 basis points, were there any other elements in terms of expense control?

Andrew Moller:                                                            Well, certainly we try to control our expenses very carefully all the time and that’s the biggest single item that’s contributed to us gaining positive leverage with a negative comp.

(Jeff Feinberg):                                                                Okay.  And again, forgive me this one was discussed, but just in terms of thinking about the outlook for this year, did you give any specific guidance in terms of top or bottom line?

Andrew Moller:                                                            We did not give any new guidance in terms of comp guidance or bottom line guidance, the guidance that we’ve most recently given is in the February same store sales release.

(Jeff Feinberg):                                                                If you’ll just be kind enough to mention that, I would appreciate it.

Andrew Moller:                                                            Okay, sure.  Same store sales are expected to decline in the mid single digits in the first quarter and by a low single digit percent in the second quarter.  Then as comparisons get easier we would look for an increase in the low single digits during the second half of the year.  In terms of earnings, we would anticipate a flat to a very modest increase in first half diluted earnings per share, and in the second half we would expect earnings per share to increase in excess of 20%, with the fourth quarter showing a stronger percentage increase than the third.

(Jeff Feinberg):                                                                Great.  Thank you very, very much.

Conference Coordinator:             There are no further questions at this time, please continue with any closing comments.

William Prange:                                                             Once again, we thank you for joining us this afternoon to discuss our full year and fourth quarter financial results.  As we’ve said before, we are pleased with our ability to continue to achieve sales and earnings growth despite the very challenging retail environment.  We remain confident in both the strength of our brands, as well as, our ability to execute our long-term growth strategy.

Thanks again and we look forward to speaking with you again at the end of the first quarter.  Have a great afternoon.

Conference Coordinator:             Ladies and gentlemen, that does conclude our conference call for today.  You may all disconnect and thank you for participating.

END